UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 12, 2015

Date of Report (Date of earliest event reported)

il2m INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-176587	27-3492854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 West Olive Avenue Suite 810 Burbank, California	91505
(Address of principal executive offices)	(Zip Code)

(702) 726-0381

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 12, 2015, the Board of Directors of il2m International Corp., a Nevada corporation (the "Company") authorized the execution of that certain termination of license agreement and transfer of assets dated May 12, 2015 (the "Agreement") by and among the Company, il2m Inc., a Nevada corporation and the wholly-owned subsidiary of the Company ("il2m") and il2m Global Limited, a Belize corporation ("il2m Global").

On April 27, 2015, the Board of Directors and majority shareholders of the Company, believing it to be in the best interests of the Company and its shareholders, approved the termination (the "Termination") of that certain license agreement previously entered into between il2m Global and il2m (the "License Agreement"). In accordance with the terms and provisions of the License Agreement, il2m Global granted to il2m the exclusive right and license worldwide to use certain products and services, including the right to use, display and operate the online work as an interactive web site provider, providing or enabling access by multiple users to chat rooms, message boards, wikis, blogs, as a review site, aggregation site, file sharing site, social networking site, and posting and pinning site copyrights, trademarks, domain names, trade names, trade secrets and confidential information related to the online work (the "Intellectual Property"), and which il2m desired to transfer to il2m Global (the "Transfer").

In accordance with the terms and provisions of the Agreement, the parties agreed to terminate the License Agreement and to transfer the Intellectual Property to il2m Global and il2m Global agreed to return 124,100,000 shares of common stock it held of record to the Company.

ITEM 2.01 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On May 11, 2015, the Board of Directors of the Company authorized the execution of the Agreement as referenced above.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01    Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.01	Termination of License Agreement and Transfer of Assets dated May 12, 2015 by and among il2m International Corp., il2m Inc. and il2m Global Limited.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

il2m INTERNATIONAL CORP.

DATE: May 19, 2015	/s/ Sarkis Tsaoussian
Sarkis Tsaoussian
President/Chief Executive Officer

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